Pricing Supplement Dated November 16, 1998                Rule 424(b)(3)
(To Prospectus dated July 8, 1998 and                     File No. 333-58715
Prospectus Supplement dated October 23, 1998)             CUSIP:  78411X AA4


                             SEMCO Energy, Inc.
                       Medium-Term Notes - Fixed Rate

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Principal Amount:  $5,000,000              Interest Rate:  6.40%

Agents Discount or                         Stated Maturity Date:
   Commission:  $87,500                       November 25, 2008

Net Proceeds to Issuer:  $4,912,500        Original Issue Date:
                                              November 25, 1998
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Interest Payment Dates:  March 1 and September 1 in each year.

Redemption:
[X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:  ____% until Redemption
          Percentage is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date.
[ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price:  _____%

Currency:
     Specified Currency:  U.S. Dollars
     Minimum Denominations:  $1,000

Original Issue Discount:  [ ] Yes    [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-Entry    [ ] Certificated

Agent:  [X] Merrill Lynch & Co.
        [ ] Other ______________________

Agent acting in the capacity as indicated below:
     [ ] Agent      [X] Principal

If as principal:
     [X] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of _____% of Principal Amount.

Other Provisions: